Exhibit 10.19

Agreement Regarding Right of First Negotiation

This Agreement Regarding Right of First Negotiation dated January 20, 2023, is by and between SpinalCyte LLC (“SpinalCyte”), and FibroBiologics, Inc. (“FibroBiologics”).

WHEREAS, SpinalCyte owns Series A Preferred Stock of FibroBiologics which has a $35 million liquidation preference to be paid before any distributions are made to the holders of any other class of stock;

WHEREAS, in order to raise additional capital, FibroBiologics wishes to amend its Certificate of Incorporation in order to make the liquidation preference of the Series A Preferred Stock pari passu with the liquidation preference to the Series B Preferred Stock to be issued in the upcoming financing by FibroBiologics and to provide that the Series A Preferred Stock will be cancelled for no consideration in certain events;

WHEREAS, in addition, SpinalCyte will agree to provide FibroBiologics with a right of first negotiation with respect to any sale or licensing of the technology owned by SpinalCyte;

WHEREAS, in exchange for SpinalCyte’s agreement to amend the certificate of incorporation as so described, FibroBiologics will agree, on the terms described in this Agreement, to provide to SpinalCyte 15% of any equity investments in FibroBiologics prior to the occurrence of certain events; and

NOW, THEREFORE, In consideration of the above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SpinalCyte and FibroBiologics hereby agree as follows:

Section 1.1 Right of First Negotiation.

(a) FibroBiologics’ Right of First Negotiation. At any time prior to the fifth anniversary of the date of this Agreement, if SpinalCyte or any subsidiary of SpinalCyte (i) decides to start a process to sell or otherwise transfer or license to a third party any of the intellectual property of SpinalCyte, or (ii) receives an offer from a third party to buy any of the intellectual property of FibroBiologics then within three business days, SpinalCyte shall provide FibroBiologics with written notice (a “Transfer Notice”) that either (A) it intends to start or effect such sale, transfer or license, or (B) it is in receipt of such offer.

(b) Grant. SpinalCyte hereby unconditionally and irrevocably grants to FibroBiologics, alone, the right, but not the obligation, to make an offer pursuant to Section 1.1(c) to acquire or license such intellectual property (the “Offer Right”).

(c) Offer Notice. To exercise its Right of First Negotiation under this Section 1.1, FibroBiologics must deliver a written notice of its intent to negotiate to SpinalCyte (the “ROFN Notice”) within ten business days of receiving a Transfer Notice written notice of the transfer or license. Upon receipt of the ROFN Notice, subject to Section 1.1(d), SpinalCyte shall for a period of thirty days, provide FibroBiologics with reasonable access to the management team of SpinalCyte and such information as FibroBiologics may reasonably request to negotiate on an exclusive basis the terms of a potential transfer or license of the intellectual property to FibroBiologics.

(d) No Obligations. SpinalCyte will not be under any obligation to accept any offer from FibroBiologics; provided, that if SpinalCyte proceeds with the proposed transaction to a third party after rejecting FibroBiologics’ offer with respect to such proposed transaction, the proposed transaction must be at a price and on other terms and conditions that in the aggregate are not materially less favorable to SpinalCyte than those offered by FibroBiologics. If SpinalCyte has not completed such proposed transaction to a third party within sixty days after delivery of Transfer Notice and still desires to complete such transaction, then it will be required to deliver a new written Transfer Notice and follow the process set forth in this Section 1.1.

Section 1.2 Approval of Amended and Restated Certificate of Incorporation. SpinalCyte agrees to vote its shares of Series A Preferred Stock of FibroBiologics to approve the Amended and Restated Certificate of Formation of FibroBiologics in the form attached hereto as Exhibit A (the “Amended Charter”).

Section 1.3 Distribution of Proceeds. At any time prior to the closing of an IPO or Deemed Liquidation Event (as such terms are defined in the Amended Charter), FibroBiologics will distribute to SpinalCyte 15% of any gross proceeds actually received by FibroBiologics as an equity investment in its Non-voting Common Stock, Common Stock, or Preferred Stock.

Section 1.4 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of each party and such party’s successors and assigns.

Section 1.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all previous or contemporaneous agreements or understandings with respect thereto.

Section 1.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

Section 1.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one instrument. A copy of this Agreement, signed and delivered by telecopy, facsimile, or electronic transmission, shall be considered an original, executed instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

FibroBiologics, Inc.

By:	/s/ Pete O’Heeron
Name:	Pete O’Heeron
Title:	CEO

SpinalCyte LLC

By:	/s/ Pete O’Heeron
Name:	Pete O’Heeron
Title:	Manager

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